As filed with the Securities and Exchange Commission on May 14, 2007
File No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________________________________________________________________

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________________________________________________________________

DONTECH WASTE SERVICES INC.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	4953 (Primary Standard Industrial Classification Code Number)	98-0533774 (IRS Employer Identification No.)

c/o Dalian Dongtai Industrial Waste Treatment Co., Ltd.
No. 1 Huaihe West Road
E-T-D Zone, Dalian, China 116600
011-86-411-82595339
(Address and telephone number of principal executive offices and principal place of business)

Peter D. Zhou
c/o American Union Securities
100 Wall Street, 15th Floor
New York, New York 10005
(212) 232-0120
(Name, address, and telephone number, of agent for service)

Copy to:
Darren Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue
New York, New York 10022
(212) 371-8008

Approximate date of commencement of proposed sale to the public: as soon as practical after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $0.001 par value per share	13,220,843	$2.40	$31,730,023	$974.12

(1)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. As of the date hereof, there is no established public market for the common stock being registered. The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be distributed until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2007

13,220,843 SHARES

COMMON STOCK

      Before this offering there has been no public market for our common stock.

       We are currently a subsidiary of China Industrial Waste Management, Inc. (“CIWT”).

CIWT has determined to spin off our company by distributing one hundred percent (100%) of our common stock to its stockholders as a dividend. Upon completion of the spin-off, our sole business and assets shall be our 90% ownership of Dalian Dongtai Industrial Waste Treatment Co., Ltd. a People's Republic of China (“PRC”) corporation which is mainly engaged in the collection, treatment, disposal and recycling of industrial wastes. In connection with the spin-off, CIWT will distribute one share of our common stock for each share of CIWT common stock issued and outstanding as of the record date, _______ 2007. CIWT will distribute our shares to its stockholders as soon as practicable once this Registration Statement is declared effective. In furtherance of the same, we are registering 13,220,843 shares of our common stock to be distributed by CIWM to its stockholders pursuant to the spin-off. We will not receive any proceeds from the distribution of these shares of common stock.

Our common stock is not presently traded on any market or securities exchange or quoted on any other public market and we have not applied for listing or quotation on any public market. We anticipate applying for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of this Registration Statement. Please read this prospectus carefully. It describes our company, finances and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

An investment in our common stock involves a high degree of risk. See Risk Factors” beginning on page 7 of this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares offered for sale under this prospectus or the merits of that offering, or has determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________, 2007

    You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices. You should be aware of certain risks relating to the spin-off, our business and ownership of the common stock, which are described under the heading “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, and, in particular, that section of this prospectus captioned “Risk Factors.” Unless the context requires otherwise, “Company,” “registrant,” “we,” “us,” and “our” and similar terms refer to DonTech Waste Services Inc. and its subsidiaries.

Our Company

Following the spin-off our sole business and assets shall be our 90% ownership of Dalian Dongtai Industrial Waste Treatment Co., Ltd., a People's Republic of China (“PRC”) corporation, which is mainly engaged in the collection, treatment, disposal and recycling of industrial wastes. In connection with the spin-off, our current parent company, China Industrial Waste Management, Inc. (“CIWT”), will distribute one share of our common stock for each share of CIWT common stock issued and outstanding as of the record date, _______, 2007. CIWT will distribute our shares to its stockholders as soon as practicable once this Registration Statement is declared effective. The distribution date for the distribution of our common stock is expected to be on or about __________, 2007. As a result of the spin-off, we will become a separate public company.

Our Strengths

We believe the following competitive strengths position our company to capitalize on the favorable trends occurring within the industrial waste treatment industry in the PRC:

    Experienced Management Team and Strong Research and Development Capability. We have a qualified and experienced management team and staff who possess strong technical capabilities and who specialize in project management, project design and research and development in relation to the waste treatment and disposal industry. Among our senior management, most possess degrees or senior technical qualifications. Most of our management and staff have strong technical expertise and are professionally trained.

    We place great emphasis on technical research and development, and typically set up research and development teams for specific projects to handle the design, development and improvement of such projects. For example, our personnel have made innovations in our methods of oil sludge extraction, our waste toner dry distillation system, our etchant recycling system and in the methods we employ for solid waste incineration.

    We also keep track of the latest developments in water treatment technology through our advisors and consultants who are experts in the waste treatment industry.

    We believe that our management experience and our strong technical capabilities provide us with a competitive edge over our competitors.

    Good Track Record and Professional Quality. We believe that our good track record and goodwill that we have built up in the provision of industrial waste treatment systems give us an edge over our competitors. Due to our strong track record, we have been awarded various certifications by different environmental institutions, including certifications of Operation on Environmental Protection Facilities and Comprehensive Operation on Hazardous Waste. We believe that these certificates will strengthen our ability to tender for Build - Operate - Transfer  ("BOT") projects with the municipal government.

    Waste Treatment Facilities. We believe that we hold a leading position in the quality of waste processing facilities and after completion of an expansion project of current facilities which we anticipate to be completed by the end of 2008, we will have ample capacity to handle the significant increases in demand for our waste treatment services that we anticipate based on our managements assessments.

    Long-Term Relationships with Academic Institution and Dalian City Governments. We have good long-term relationships with Dalian University of Technology and Anshan Coking and Refractory Engineering Consulting Corporation MCC, who provide important technical support in design and project execution such as the production of biogas from sludge. We also believe that we have a good relationship with the government of the city of Dalian We believe that the existence of our facilities has played a role in the city of Dalian being able to attract major companies such as Pfizer and Canon. As a result, the local government has provided us with significant financial aid such as payments made from an Innovation Fund of Medium or Small Science and Technology Enterprise.

    Customer Relation Management. We believe that by providing flexible and customized quality services, in accordance with advance environmental protection standards we have produced a high degree of customer satisfaction and loyalty. We maintain close and long-term relationships with clients, many of which have been clients since our company was founded in 1991.

    Sufficient Capital Resources. The threshold of capital requirements for entering the waste water treatment segment and the initial capital investment of waste water treatment facilities and projects, especially BOT projects, is relatively high. Based on our good track record and relationships with the local Dalian government, we believe we are capable of obtaining sufficient capital resources to fund our operation of projects and expansion plan.

    Strong Financial Performance. One of the key factors our potential customers evaluate is financial stability. We believe our ability to demonstrate consistently strong financial performance will continue to differentiate our company and provide a competitive advantage in winning new contracts and renewing existing contracts.

Business Strategy

 Our business strategy is aimed at increasing revenue and earnings through profitable growth and improving returns on invested capital. The components of our strategy include: (1) placing emphasis on the commercialization of solid waste treatment (2) our expansion into municipal sewage and sludge treatment BOT projects; (3) managing our businesses locally with a strong operations focus on customer service; (4) entering into new geographical markets in China; and (5) maintaining our financial capacity and effective administrative systems and controls to support on-going operations and future growth. . In regard to our solid waste treatment operations, we will seek opportunities to cooperate with prominent domestic or overseas partners and attempt to integrate customer groups (for example, the refinery industry), to realize resource optimization. We plan to seek  new BOT projects and acquire existing projects

We describe in this prospectus the industrial waste management business as if it were our business for all historical periods described. References in this document to our historical assets, liabilities, products, business or activities generally refer to the historical assets, liabilities, products, business or activities of the business as it was conducted as part of CIWT and its subsidiaries before the spin-off. Our historical financial results as part of CIWT contained in this prospectus may not be indicative of our financial results in the future as an independent company or reflect what our financial results would have been had we been an independent company during the periods presented.

Our executive offices are located at c/o Dalian Dongtai Industrial Waste Treatment Co., Ltd., No. 1 Huaihe West Road, E-T-D Zone, Dalian, China 116600 and our main telephone number is 011-86-411-82595339. We were incorporated in Delaware on November 10, 2005.

The Spinoff

The following summary of the terms of the common stock is not intended to be complete. For a more complete description of the terms of our common stock, see “Description of Securities.”

Issuer:	DonTech Waste Services Inc., a Delaware corporation. We are currently a subsidiary of China Industrial Waste Management, Inc. (“CIWT”).

The Spin-off:
CIWT has determined to spin off our company by distributing one hundred percent (100%) of our common stock to its stockholders as a dividend. Upon completion of the spin-off, our assets and business assets shall be our 90% ownership of Dalian Dongtai Industrial Waste Treatment Co., Ltd., a Peoples Republic of China (“PRC”) corporation, which is mainly engaged in the collection, treatment, disposal and recycling of industrial wastes. In connection with the spin-off, CIWT will distribute one share of our common stock for each share of CIWT common stock issued and outstanding as of the record date, _______, 2007. CIWT will distribute our shares to its stockholders as soon as practicable once this Registration Statement is declared effective. In furtherance of the same, we are registering 13,220,843 shares of our common stock to be distributed by CIWT to its stockholders pursuant to the spin-off.

No Current Trading Market for Our Common Stock
Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate applying for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of this Registration Statement.

No Proceeds:
We will not receive any proceeds from the common stock being distributed by CIWT to its stockholders pursuant to this prospectus. We will incur all costs associated with the filing of this Registration Statement and prospectus.

No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Outstanding Shares of Common Stock:	There were 13,220,843 shares of our common stock issued and outstanding as at __________, 2007, all of which are owned by CIWT.

Control of our Company:
After the spinoff, Dong Jinqing, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer will continue to control our Company. As of _________, 2007, Mr. Dong owned 9,100,400 shares of CIWT common stock, representing approximately 68.8% of the issued CIWT common stock prior to this offering. Upon consummation of the spinoff described in this prospectus, Mr. Dong will own 9,100,400 shares of our common stock.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary Financial Information

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management's Discussion and Analysis" below and the accompanying Financial Statements of the Company and related notes included elsewhere in this Prospectus.

Income Statement Data

	Fiscal Year Ended December 31,
	2006	2005
Revenue	$6,383,233	$4,869,300
Expenses	3,905,571	3,419,981
Net Gain	$2,477,662	$1,449,319

Balance Sheet Data

December 31, 2006
Working Capital	$6,044,650
Total Assets	$11,620,552
Total Liabilities	$853,898

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this Registration Statement before deciding to invest in our common stock.

Risks Related to our Business

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete primarily on the basis of our ability to secure contracts with industrial companies, and local government entities in Dalian, China and surrounding areas for waste processing and disposal or for the purchase by us of waste material which we recycle. There can be no assurance that such contracts will be available to us in new areas as we attempt to expand or that our competitors will negotiate more favorable arrangements with our current customers. We expect that we will be required to continue to invest in building waste treatment and disposal infrastructure. Our competitors may have better resources and better strategies to raise capital which could have a material adverse effect on our business, results of operations and financial condition.

We rely on our governmental permits and rights to operate our business in Dalian, China and the loss of the permits or rights would have a material adverse impact on our business.

Only those companies who have been granted a special operating license issued by the national and local governments are permitted to engage in the industrial waste treatment and disposal business in China. Dongtai’s expansion project has been listed as one of the 31 items of the Hazardous Waste and Medical Waste Treatment Facility Construction Program approved by the State Environmental Protection Administration. The national and local governments have strict requirements regarding the technology which must be employed and the qualifications and training of management of the licensee which must be maintained. Either the national or local government could determine at any time that we do not meet strict requirements of technology or management and revoke our permit to engage in the industrial waste business in China. The termination of our licenses to operate would have a material adverse impact on our revenue and business.

If we fail to introduce new services or our existing services are not accepted by potential customers we may not gain or may lose market share.

Rapid technological changes and frequent new service introductions are typical for the markets we serve. Our future success will depend in part on continuous, timely development and introduction of new services that address evolving market requirements. To the extent we fail to introduce new and innovative services, we may lose market share to potential competitors, which will be difficult or impossible to regain. Any inability, for technological or other reasons, to successfully develop and introduce new services could reduce our growth rate or damage our business.

We may experience delays in the development and introduction of services. We cannot assure that we will keep pace with the rapid rate of change in waste collection and disposal research or that our new services will adequately meet the requirements of the marketplace or achieve market acceptance. We have not experienced any difficulties with the preceding factors. However, there can be no assurance that we will not experience difficulties in the future. The expenses or losses associated with unsuccessful service development or lack of market acceptance of our new services could materially adversely affect our business, operating results and financial condition.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing customers, obtain new customers and raise capital from outside sources. We believe that in order to continue to capture additional market share and generate additional revenue, we will have to raise more capital to fund the construction and installation of additional facilities and to obtain additional equipment to collect, process and dispose of industrial waste and recycle waste for our existing and future customers. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

-	our financial condition and results of operations,

-	the condition of the PRC economy and the industrial waste treatment industry in the PRC, and

-	conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may face challenges in managing our industrial waste treatment and disposal business over an expanded geographical area as well as managing a business offering expanded waste treatment services. We may also encounter difficulties in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause administrative inefficiencies.

If we are unable to successfully complete and integrate new operational locations in a timely manner, our growth strategy could be adversely impacted.

An important element of our growth strategy has been is expected to be the development of operational locations outside of Dalian, China. However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining the employees of acquired businesses, accounting issues that arise in connection with acquisitions, challenges in retaining customers, and potential adverse short-term effects on operating results. In addition, we may incur debt to finance future operational locations, and we may issue securities in connection with future operational locations that may dilute the holdings of our current or future stockholders. If we are unable to successfully complete and integrate new operational locations in a timely manner, our business, growth strategy and financial results could be materially and adversely impacted.

Our waste treatment operations are risky and we may be subject to civil liabilities as a result of hazards posed by such operations.

Our operations are subject to potential hazards incident to the gathering, processing and storage of industrial waste such as explosions, product spills, leaks, emissions and fires. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility. Consequently, we may face civil liabilities in the ordinary course of our business. These liabilities may result in us being required to make indemnification payments in accordance with the applicable contracts and regulations. At present, we do not carry any insurance to cover such liabilities in the ordinary course of our business. Although we have not faced any civil liabilities historically in the ordinary course of our waste treatment operations, there is no assurance that we will not face such liabilities in the future. If such liabilities occur in the future, they may adversely and materially affect our operations and financial condition.

We do not presently maintain liability insurance which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any liability or other similar insurance. Although we have never experienced significant liability as a result of any of our operations, we cannot assure you that we would not face such liability in the future. We do not carry any property insurance to cover our real property, facilities and equipment, nor do we have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

Failure to retain services of key personnel will affect our operations and results.

Our success to date has been largely due to the contributions of our executive officers. The continued success of our business is very much dependent on the goodwill that they have developed in the industry over the past years.

Our continued success is dependent, to a large extent, on our ability to retain the services of our executive officers. The loss of any of our executive officers’ services due to resignation, retirement, illness or otherwise without suitable replacement or the inability to attract and retain qualified personnel would affect our operations and may reduce our profitability and the return on your investment.

We may not be able to protect our processes, technologies and systems against claims by other parties.

Although we have four registered PRC patents and have applied for two other PRC patents in respect of the processes, technologies and systems we use frequently in our systems, we have not purchased or applied for any patents other than these as we are of the view that it may not be cost-effective to do so. For such other processes, technologies and systems for which we have not applied for or purchased or been licensed to use patents, we may have no legal recourse to protect our rights in the event that they are replicated by other parties. If our competitors are able to replicate our processes, technologies and systems at lower costs, we may lose our competitive edge and our profitability may be reduced.

We may face claims for infringement of third-party intellectual property rights.

We may face claims from third parties in respect of the infringement of any intellectual property rights owned by such third parties. There is no assurance that third parties will not assert claims to our processes, technologies and systems. In such an event, we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. There can be no assurance that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we would incur substantial costs and spend substantial amounts of time in defending ourselves in or contesting suits brought against us for alleged infringement of another party’s patent rights. As such, our operations and business may be adversely affected by such civil actions.

We rely on trade secrets, technology and know-how. There can be no assurance that other parties may not obtain knowledge of our trade secrets and processes, technology and systems. Should these events occur, our business would be affected and our profitability reduced.

We are reliant on a few major suppliers.

We are dependent on our major suppliers for the timely delivery of waste materials that we require for our recycling operations. Should our major suppliers fail to deliver such materials on time, and if we are unable to source these materials from alternative suppliers on a timely basis, our revenue and profitability could be adversely affected.

We are subject to risks relating to BOT projects in which we have started to invest.

We have begun to invest capital in BOT projects which require high up-front capital expenditures. For example, we have agreed to invest in a municipal sewage treatment facility and a sludge treatment facility in Dalian, China as our initial investment in a BOT project. Our returns from BOT projects are derived from fees paid by the PRC government and such BOT projects are able to generate a steady and recurring source of income for us over a sustained period of time between 20 and 25 years. However, our BOT projects are exposed to risks such as the occurrence of natural disasters or the imposition of more stringent government regulations, which may result in the disruption of our BOT projects. Our investment returns from these BOT projects may thus be reduced should any of such risks materialize. In addition, our lack of experience in administering BOT projects may negatively impact our ability to successfully manage the projects we have undertaken.

We do not have key man insurance on our Chairman, CEO and CFO, Mr. Dong, or any of our other directors and officers, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Dong Jinqing, our founder, Chairman, CEO and CFO; Mr.  Liu Ruiguan, our Chief Engineer; and Mr.  Li Jun, our Chief Operating Officer. The loss of the services of any of Mr. Dong, Mr. Liu or Mr. Li for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of any of our officers will continue to be available to us, or that we will be able to find a suitable replacement for them. We do not carry key man life insurance for any key personnel.

Risks Related to Doing Business in the PRC.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business.

The PRC legal system is a codified legal system made up of written laws, regulations, circulars, administrative directives and internal guidelines. Unlike common law jurisdictions like the U.S., decided cases (which may be taken as reference) do not form part of the legal structure of the PRC and thus have no binding effect. Furthermore, in line with its transformation from a centrally-planned economy to a more free market-oriented economy, the PRC government is still in the process of developing a comprehensive set of laws and regulations. As the legal system in the PRC is still evolving, laws and regulations or the interpretation of the same may be subject to further changes. For example, the PRC government may impose restrictions on the amount of tariff that may be payable by municipal governments to waste water treatment service providers like us. Also, more stringent environmental regulations may also affect our ability to comply with, or our costs to comply with, such regulations. Such changes, if implemented, may adversely affect our business operations and may reduce our profitability.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The industrial waste treatment industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our services. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our services and the recycled materials we sell and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our services and recycled products.

Our PRC subsidiary is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investments in our subsidiary in China. As a result of our holding company structure, we rely primarily on dividend payments from such subsidiary. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiary in China is also required to set aside a portion of its after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our subsidiary or in China incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiary are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents, have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

Recent regulations promulgated by the PRC State Administration of Foreign Exchange, or SAFE, regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face. The failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

In 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC”, intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of the Company’s revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our facilities or offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and directors or to enforce a judgment of a United States court against us or our officers and directors in the PRC.

All of our directors and officers reside outside of the United States. In addition, our operating subsidiary is located in the PRC and substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Risks Related to Our Common Stock.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 72.8% of the outstanding common stock of CIWT. Dong Jinqing, our Chairman, President and Chief Executive Officer, beneficially owns 9,100,400 shares (approximately 68.8%) of the outstanding common stock and will own 9,100,400 shares of our common stock immediately after the spinoff described in this prospectus. As a result, through his control of CIWT, the owner of 100% of the outstanding common stock of the Company, and after the spinoff, as the owner of 9,100,400 shares of the Company’s common stock, Mr. Dong is and will continue to be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporation transactions including business combinations. Mr. Dong’s interests may differ from other stockholders. Please refer to “Security Ownership of Certain Beneficial Owners and Management” of this Registration Statement for more information regarding beneficial ownership of securities of our management.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There is currently no trading market for our common stock.

There is no trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the Over-the-Counter Bulletin Board or the NASDAQ Stock Market). You may not be able to sell your shares due to the absence of a trading market.

Our common stock is also subject to the "penny stock" rules which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A large number of shares will be eligible for future sale and may depress our stock price.

All 4,120,443 of our shares of common stock which will be distributed to non-affiliates of our Company in the spinoff will be freely tradeable immediately after receipt by such persons. Sales of substantial amounts of common stock, or a perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities. In addition, while there are no options or warrants to purchase shares of our common stock currently outstanding, if in the future we issue options or warrants to purchase our common stock, the existence of such options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could also adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our common stock will be subject to the “Penny Stock” rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our securities will be subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our Company and stockholders to the maximum extent permitted under Delaware corporate law. Our By-laws also require us to indemnify our directors to the maximum extent permitted by Delaware corporate law. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and stockholders.

BUSINESS

Through Dalian Dongtai Industrial Waste Treatment Co, Ltd., the Company’s 90%-owned PRC subsidiary (“Dongtai”), the Company is engaged in the collection, treatment, disposal and recycling of industrial wastes principally in Dalian, China and surrounding areas in Liaoning Province, China.  The Company provides waste disposal solutions and realty management service to its more than 400 customers. Dongtai is located in the Economic and Technology Development Zone, Dalian, PRC. Dongtai treats, disposes of and recycles many types of industrial wastes. Recycled waste products are used by customers as raw material to produce chemical and metallurgy products. Dongtai also treats or disposes of other industrial waste it collects through incineration, burial or water treatment. Dongtai also provides environmental protection services, technology consultation, pollution treatment services, and waste management design processing services.

Company History

The Company was originally incorporated under the name “Dalian Acquisition Corp.” by CIWT in November 2005 in Delaware as a wholly-owned subsidiary of CIWT in connection with a reverse merger transaction in which a holding corporation which owned 90% of the stock of Dongtai merged into the Company and the stockholders of the holding company received shares of common stock of CIWT. The holding company had acquired its 90% interest in Dongtai in September 2005 from the stockholders of Dongtai for a purchase price of $2.07 million. The selling stockholders retained a 10% interest in Dongtai.

As a result of this acquisition, Dongtai became a joint venture with foreign investment under the PRC laws with a total registered capital of $2.3 million. The formation of joint venture was approved by Dalian Industry and Commerce Bureau and the term of the joint venture is 12 years. A new business license was issued to Dongtai on October 10, 2005, and the registered capital has been fully paid as of August 2006.

Dongtai was founded on January 9, 1991 as a limited liability company under the PRC laws, with a total registered capital of $250,000. The registered shareholders of Dongtai are  Dong Jinqing,  Li Jun, Wenyi Guo, Duanfeng Zhu, Xin Guo, Tongjie Xing. They are collectively referred to as Dongtai Shareholders in this prospectus.

As a result of the reverse merger described above and as set forth in the following diagram, the Company acquired the business of Dongtai. Since the former shareholders of the holding company which owned 90% of the stock of Dongtai acquired approximately 98% of the voting capital stock of the Company’s parent company, CIWT, as a result of the reverse merger, and because the business of Dongtai represents the primary operations and business of CIWT and the Company, the acquisition of Dongtai has been treated as a reverse merger for accounting purposes (the “Reverse Merger”).

On February 28, 2007 the Company amended its certificate of incorporation to increase the number of authorized shares of its capital stock and to change the name of the Company to DonTech Waste  Services Inc. The amendment was approved by the directors and sole stockholder of the Company. After the amendment was filed, the Company issued 13,220,643 additional shares of the Company’s common stock to its sole stockholder, CIWT, in preparation for the spinoff described in this prospectus.

Upon consummation of the spinoff, China Industrial Waste Management Inc. will cease to own any shares of capital stock of the Company.

Our U. S. agent's offices are located at 100 Wall Street, 15th Floor, New York, NY 10005 and  its telephone number is  212-232-0120. Dongtai is located in the city of Dalian, Liaoning Province of the PRC. We currently have approximately 308 employees and use seven facilities in Dalian, PRC with a total of 1,301,293 square feet for our business operations.

Dongtai has obtained a license to conduct its industrial waste collection and disposal business from the State Environmental Protection Administration of the PRC (“SEPA”), which is an agency equivalent to the Environmental Protection Agency in the U.S. Companies without this license are not permitted to conduct business related to industrial waste disposal and collection. The grant of the license is based upon the professional qualifications of the Company’s staff and an evaluation of the Company’s management processes. In addition, Dongtai is licensed for the disposal of hazardous waste by the province of Liaoning.

Dongtai maintains six workshops for the recycling or disposal of types of industrial waste and has proprietary and non-proprietary systems for waste treatment, disposal and recycling, including:

      1. Electric Garbage Dismantling System
      2. Organic Solvent Distillation Recycling System
      3. Fluorescent Tube Treatment System
      4. Organic Macromolecular Waste Destructive Distillation Cracking System
      5. Treatment System for Catalyst Containing Valuable Metals
      6. Waste Etchant Liquor Treatment System
      7. Comprehensive Treatment System for Industrial Waste Water
      8. Solid Waste Incineration System
      9. Hazardous Waste Landfill
      10. Landfill for Ordinary Industrial Solid Waste

Electric Garbage Dismantling System

After classification and dismantlement of photocopier ink cartridges and electric components of certain household appliances, the system can recover metal and plastic with high value and limit the amount of unrecyclable residual waste. Dongtai can also recycle metals from household electric appliances, such as TV picture tubes and treat the hazardous residual components such as phosphor and Freon so that such residual waste is rendered innocuous. The system was built in 1997 and includes a large disintegrator, electronic weigher, oven, vacuum cleaner, decorticator and large goods elevator.

Organic Solvent Distillation Recycling System

    Dongtai established the organic solvent distillation recycling system in 1992. This system includes a raw material storage tank, rectifying tower, and flashing tower. The system is capable of treating organic solvents including triclene, acetone, ethyl acetate, isopropyl alcohol, propylene glycol monomethyl ether methyl alcohol, methylbenzene, and cyclohexanone.

    Since 2003, this system has been listed and promoted as a "national key environmental project" by the State Environmental Protection Administration for three consecutive years. As a result of employing this system Dongtai is also listed as the technology supporting unit of the "National Technology Achievement Promotion Project". This system also won the second prize of Dalian Technology Innovations in December 2000.

    Dongtai has established very strict procedures for the disposal or treatment of toxic and hazardous chemical waste. No environmental pollution accident has occurred since the establishment of Dongtai. Dongtai has established relationships with over 40 enterprises in dealing with their toxic chemical waste.

Fluorescent Tube Treatment System

    Dongtai has developed a waste fluorescent tube treatment system. The system is able to safely dispose of fluorescent lighting tubes which contain harmful substances such as mercury. The system breaks the tubes under negative pressure, and absorbs and washes the harmful components such as mercury. The glass fragments and metal residue resulting from the treatment can then be recycled.

Organic Macromolecular Waste Destructive Distillation Cracking System

  Canon Dalian Business Machines Co. Ltd is an enterprise established in Dalian by Canon (China) Co. Ltd. mainly to produce laser printer ink cartridges. The treatment of the residual powdered ink in used cartridges was problematic, so Dongtai developed for Canon a unique waste powdered ink destructive distillation pyrolysis treatment technique. This system can transform the waste powdered ink into fuel with a high calorific value. The residue can also be used to produce cement. The system was built in 1995 and is composed of destructive distillation cracking oven, heat exchange device and air storage tank. The system is able to treat photocopier and printer powdered ink, and organic macromolecular materials such as polystyrene, polypropylene resin, polycarbonate, rubber materials, oil sludge.

Treatment System for Catalyst Containing Valuable Metals

    Petroleum refining enterprises produce a large amount of catalyst waste in production operations. The treatment system for catalysts containing valuable metals developed by Dongtai allows it to apply plasma technology to the comprehensive utilization and treatment of such hazardous waste. Through melting of waste in a plasma oven the system can extract from waste catalysts such rare metals as cobalt, nickel, molybdenum, vanadium, etc. The slag can be used as a raw material to produce cement. This technology has won the third prize of National Technology Advancement and is sponsored by the National Technology Innovation Funds for Small-and-Medium Sized Scientific and Technological Enterprise.

Waste Etchant Liquor Treatment System

    This system includes a material delivery device, reaction vessel, and a filtering device. The system can process waste copper acid and alkaline etchants and produce copper sulphate through neutralization, acidification, and metathesis.

Comprehensive Treatment System for Industrial Waste Water

    The system includes a treatment tank, oil removal tank, reaction tank, precipitation tank, neutralization tank, absorption tank, filtering device and filter press. It is able to treat the ablution resulting from removing oil from the surface of metal, and grinding and cutting fluids resulting from machining.

Solid Waste Incineration System

    The inappropriate handling of hazardous chemicals can trigger serious environment pollution. Dongtai has built an incineration system which includes a two-stage incineration stove, residual heat recovery system and residual gas discharge system which renders the gas innocuous. The major waste that can be processed through the system include: waste organic solvents, waste oil, waste glue liquor, and combustible solid industrial garbage. The system has met national standards and is automatically operated.

Hazardous Waste Landfill

    The landfill has been built in accordance with PRC national construction standards. It has a double HDPE impermeable layer lining and percolating water collection system. After stabilization and solidification, the toxic and hazardous waste to be deposited in the landfill receives treatment rendering it innocuous. The system is able to handle all kinds of waste residue containing heavy metal and incinerate residues. The project covers an area of 112,350 square feet.

Landfill for Ordinary Industrial Solid Waste

    The landfill for ordinary industrial solid waste has been built according to PRC national standards. It is equipped with a single layer anti-seepage pretreatment system and a collection system of percolating water. The landfill can process ordinary industrial Class 1 and Class 2 wastes.

    The following table sets forth the annual capacity of each of the foregoing treatment systems and the portion of such capacity which was used during the year ended December 31, 2006:

Facilities	Total Annual Capacity (Tons)	Used In 2006 (Tons)
Electric Garbage Dismantling System	1,000	725
Organic Solvent Distillation Recycling System	1,200	746
Fluorescent Tube Treatment System	200	17
Organic Macromolecular Waste Destructive Distillation Cracking System	450	408
Treatment System for Catalyst Containing Valuable Metals	550	500
Industrial Waste Water Comprehensive Treatment System	15,000	11,500
Waste Etchant Liquor Treatment System	3,000	2,300
Solid Waste Incineration System	2,000	1,610
Hazardous Waste Landfill	20,000 (1)	1,104
Landfill for Ordinary Industrial Solid Waste	150,000 (1)	10,796
(1) Represents total capacity, rather than annual capacity

Market/Customers

      The major sources of industrial waste in the Dalian area are industrial enterprises, medical units, scientific research institutions and university laboratories. According to statistics from Dongtai, the amount of waste collected has been increasing every year. The amount in 2001 was 11,000 tons, 13,226 tons in 2002, 14,594 tons in 2003, and 18,460 tons in 2004, 26,425 tons in 2005 and 36,630 tons in 2006. Management of the Company estimates that the annual growth rate in the next ten years will be 20%. Approximately 53% of Dongtai’s revenue in the year ended December 31, 2006 were for waste collection, treatment and disposal services and approximately 47% of such revenues related to recycling operations.

       The industrial waste treatment business is still new in China. There are only a few coastal cities as well as major cities in inland industrialized regions that have built or plan to build industrial waste treatment facilities. Due to the strict requirements of professional technology and management required to obtain necessary licenses to operate an industrial waste treatment and disposal business, the basic market for the Dongtai’s services is guaranteed to some degree.

      Dongtai has entered into contracts of disposing solid waste from more than 400 enterprises, among which are multinational companies such as Canon, Fuji, Panasonic, Pfizer, Posco-CFM Coated Steel, Ryobi, TDK, Toshiba, Toto, Wepec, and YKK. In the year ended December 31, 2006, Dongtai’s 10 largest customers for waste disposal service accounted for approximately 47% of Dongtai’s revenues from such segment. The three largest customers in such segment during 2006 were Dalian Pacific Multi-layer PCB Co., Ltd., Canon Dalian Business Machines Co., Ltd. and PetroChina Dalian Petrochemical Company Limited. No customer accounted for 10% or more of Dongtai’s revenues for waste treatment.

Dongtai’s ten largest suppliers of industrial waste for recycling (which Dongtai generally purchases from such suppliers and is responsible to collect and treat and dispose of waste residue at Dongtai’s sole expense) accounted for approximately 92% of the payments made by Dongtai for waste products in 2006. Canon Dalian Business Machine Co., Ltd.  accounted for approximately 53% of the amount which Dongtai paid for waste in 2006 as part of its recycling operations.

Dongtai’s ten largest customers for recycled waste products accounted for approximately 62% of Dongtai’s sales of such recycled products in 2006. Shenyang Hongyuan Mining Company and Hu Guoyuan accounted for approximately 14.0% and 10.3%, respectively, of Dongtai’s sales of recycled waste products in 2006.

Technology and Intellectual Property

      Dongtai has established the Dongtai  Industrial Waste Disposal Technology Center with the Dalian University Institute for Ecoplanning and Development. The center currently has 22 professional engineers and 9 analysts. With cooperation from experts from Canada and the U.S.- based RPP International Consulting Company which is now under the support of Dalian University of Technology, the Center is focusing on the research oconcerning ecoplanning theory and policy, professional training, ecological efficiency evaluation and analysis of simulations.

       Since its establishment, Dongtai has been in close cooperation with scientific research academy and universities, such as Dalian Institute of Chemical Physics , the Chinese Academy of Sciences (Beijing) Mechanics Institute, Tsinghua University and Dalian University of Technology. Dongtai took part in the compilation of National Waste Disposal Criteria with over 50 international enterprises such as China Electronics Engineering Design Institute, Intel (China) Co., Ltd, Motorola (China) Co., Ltd, and Dell (China) Co., Ltd. Dongtai's R&D team specializes in environmental engineering, chemical engineering, water supply and drainage systems, surface treatment, biological engineering, metallurgy, machinery, electronics, and computer science. They are especially important to the research of methods of treatment for industrial solid waste and the comprehensive waste utilization. The scientific achievements that have been awarded to Dongtai for its business operations include:

1.
Dongtai won the second prize of Dalian Technology Innovation for its system relating to the    Comprehensive Utilization and Disposal of Waste Organic Solvents and the system has been listed as the "National Key Practical Technology for Environmental Protection" by the Ministry of Science and Technology and the State Administration of Environmental Protection of the PRC;

2.	The Destructive Distillation Thermal Cracking of Powdered Ink;

3.	The Safety Landfill of Hazardous Waste;

4.	Pyrolysis Incineration Stove;

5.	The Innocuous Treatment of Cyanide;

6.	The Comprehensive Utilization of the Waste Etchant Liquor from PCB industry;

7.
The Comprehensive Utilization and Disposal of Waste Catalyst. This system won the third prize of Dalian Technology Innovation and has been listed as the "National Key Practical Technology for Environmental Protection" by the State Administration of Environmental Protection of the PRC. It was supported by the Innovation Funds for Small-and-Medium Sized Scientific and Technological Enterprises of the Ministry of Science and Technology;

8.	The treatment of PCB Industry's Waste Liquid containing heavy metal;

9.	The Disposal of Medical Refuse;

10.	The Disposal of Waste Batteries;

11.	The Innocuous Treatment of Arsenic Compound;

12.	The Wet Oxidation of High Concentration Organic Waste;

13.	The Disposal of Ordinary Industrial Waste; and

14.	The Comprehensive Utilization and Innocuous Treatment of Electric Waste.

The following table list certain information concerning the patents obtained and applied for by the Company in the PRC:

Status	Description	Patent Number	Date Applied for	Grant Date	Date Expires
Granted	The Disposal of Powdered Ink Waste from Copy Machines	ZL 01 1 27963.X	7/20/01	7/7/04	7/6/24

Granted	Consecutive Destructive Distillation Stove	ZL 200420069745.5	7/9/04	7/13/05	7/12/15

Granted	Plasma Fusion Pyrolysis Device	ZL 200420069742.1	7/9/04	7/20/05	7/19/05

Granted	The Disposal of Waste Catalyst	ZL 200410021093.2	1/20/04	1/17/07	1/16/27

Application Accepted	Method and Equipment For High-Efficiency Solid-Liquid Separation Under High Pressure	ZL 200610046723.0	5/26/06

Application Accepted	Method For High-Efficiency Solid-Liquid Separation Under High Pressure	ZL 200620091047.4	5/26/06

Government Regulation

       The industrial waste treatment business is still in its nascent stages in China. There are only a few coastal cities and several major cities in industrialized regions that have built or even plan to build industrial waste treatment facilities. The industry has high barriers to entry due to the central government's strict licensing requirements of professional technology and management. Only those companies who have been granted a special operating license issued by the national and local governments are permitted to engage in the industrial waste business. Additionally, the central government has granted exclusive rights to companies to operate in the industrial waste business according to regions. As part of this national planning scheme, Dongtai is responsible for collecting and processing the industrial waste in all of Dalian and its surrounding areas in Liaoning Province.

Employees

       As of March 31, 2007 the Company had 308 employees. 55 of such employees are management and supervisory personnel, 18 are technicians and 235 are assembly line workers.

The Company has not experienced any work stoppages and it considers relations with its employees to be good. The Company anticipates hiring additional employees as it increases production and collection of waste materials.

BOT Projects

Dongtai has entered into agreements with respect to the construction of two BOT (Build-Operate-Transfer) Projects in Dalian, China.

In a typical BOT project, the municipal government will invite candidates to bid on the project. The winner of the bid is generally the bidder which offers the best combination of price and construction and operating model for the project. The winning bidder then becomes eligible to contribute investment in construction of the BOT facility and to operate the facility for 20-25 years after construction. In connection with the project, the municipal government effectively guarantees revenues to the operator of the facility.

The first BOT project being undertaken by the Company is for a municipal sewage treatment plant in Dalian. The first phase of the construction, scheduled for completion in August 2007, will provide for the processing of 30,000 tons of sewage per day. A second phase, anticipated to be completed by in 2010, would expand the facility to allow processing of up to 100,000 tons of sewage per day. Dongtai will have an 18% interest in the project. Dalian Lida, Ltd., a company controlled by Mr. Dong, the Company’s Chairman and Chief Executive Officer, will have an 82% interest in the project. The total registered capital for the project will be 14 million RMB (approximately $1,813,600) for the first phase and 40 million RMB (approximately $5,181,700) for the second phase, of which Dongtai will contribute 2.52 million RMB (approximately $361,136) and 7.2 million RMB (approximately $932,700), respectively. We estimate that the facility will generate approximately $985,000 in revenues and $150,000 in profits in 2008, although no assurance can be given that such estimates are accurate.

The second BOT project is for a sludge treatment and disposal facility. The project will be owned 49% by Dongtai, 36% by Dalian Lida, Ltd. and 15% by an unaffiliated company. The registered capital for the project will be 40 million RMB (approximately $5,181,700), of which Dongtai shall contribute approximately 19.6 million RMB (approximately $2,539,189). The project is scheduled to be completed by the end of 2007 and provide for the treatment of up to 600 tons of sludge per day. We estimate that the facility will generate approximately $4.95 million in revenues and $515,000 in profits in 2008, although no assurance can be given that such estimates are accurate.

PROPERTIES

Dongtai's principal executive offices are located at No. 1 Huailu West Road, EDT Zone. Dalian City, China 11660. In addition,  Dongtai has the following facilities:

Address	Function	Area (square ft)
No.1 Huaihe West Three Roadô E-T-D Zone	Office building and electric waste disposal area	90,233
No.1, Huaihe West Three Roadô E-T-D Zone	Processing workshop of waste etchant liquor and analysis lab	19,698
No.100, Tieshan West Road ô E-T-D Zone	Processing workshop of waste catalyst, waste water processing	72,588
No.6 District, Haiqingdao, E-T-D Zone	hazardous waste safe landfill	112,350
Xiaowang Tun, E-T-D Zone	Hazardous waste incineration field, waste classification and storage field	214,000
Qianguan Village, Ganjinzi District	industrial solid waste landfill	107,000
No. 85, Dagu Hill	project under construction	685,424
1709 Hogyuan Mansion, 23 Renmin Road, Zhongshan District	office of Chief Executive Officer	3,033

    All of the above facilities, except 1709 Hogyuan Mansion (which is owned by the Company’s Chairman and is currently being provided to the Company free of charge) are owned by Dongtai and none are subject to a mortgage.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and accompanying notes included elsewhere herein.

FORWARD-LOOKING INFORMATION - Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") includes forward-looking statements. All statements, other than statements of historical facts, included in this MD&A regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside of the Company's control that could cause actual results to materially differ from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their waste management requirements; the competition in the waste management industry and the impact of such competition on pricing, revenues and margins; uncertainties surrounding budget reductions or changes in funding priorities of existing government programs and the cost of attracting and retaining highly skilled personnel.

Overview

Through Dalian Dongtai Industrial Waste Treatment Co, Ltd., the Company’s 90%-owned PRC subsidiary (“Dongtai”), the Company is engaged in the collection, treatment, disposal and recycling of industrial wastes principally in Dalian, China and surrounding areas in Liaoning Province, China.

Dongtai was one of the first companies specializing in the centralized treatment of industrial waste in the PRC. Dongtai is engaged in the collection, treatment, disposal and recycling of all types of industrial wastes. It provides a wide range of waste treatment services to diversified customers. Dongtai uses industrial waste as a raw material to produce chemical and metallurgy products or incinerates, buries, or treats the waste. Dongtai also provides waste disposal solutions, waste transportation services, realty management services and environmental pollution remediation services to its clients.

On March 22, 2006, Dongtai and two other shareholders formed a subsidiary, Liaoyang Dongtai Industrial Waste Treatment Co., Ltd. (“Liaoyang Dongtai”) in the PRC, in which Dongtai holds a 60% ownership interest. Liaoyang Dongtai is also engaged in the collection, treatment, disposal and recycling of industrial waste. It is located in Liaoyang, where there is a concentration of large-scale chemical industrial enterprises. Industrial wastes generated by these enterprises are on the increase and have not, in our opinion, been properly been disposed. We believe that this presents a good business opportunity for the Company to meet this need.

Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this registration statement.

Years ended December 31, 2006 and 2005:
	2006	2005

Revenue	$6,383,233	$4,869,300
Costs of revenue (including depreciation)	1,782,397	1,557,106
Gross profit	4,600,836	3,312,194

Operating expenses
Selling expenses	599,691	197,355
General and administrative expenses	1,358,038	1,695,685
Total operating expenses	1,957,729	1,893,040

Income from operations	2,643,107	1,419,154

Other income (expense)
Interest income	25,397	27,053
Other income	206,030	564,293
Other expense	(11,803)	(14,764)
Total other income (expense)	219,624	576,582
Net income before minority interest and income tax	2,751,181	1,995,736

Income tax (benefit)	626	385,382

Net income after income tax	2,750,555	1,610,354

Minority interest	272,893	161,035

Net income	$2,477,662	$1,449,319

Foreign currency translation adjustment	272,655	159,353

Comprehensive income	$2,750,317	$1,608,672

Basis and diluted weighted average shares outstanding	13,220,843	13,220,843

Basic and diluted net earnings per share	$0.19	$0.11

Revenue

We generate revenue primarily from two sources, namely, fees charged to customers for waste collection, transfer, recycling and disposal services and that from the sale of recycled materials. We consider our collection and disposal operations and reclamation of reusable substances as our core business.

Revenue for the year ended December 31, 2006, was $6,383,233 an increase of $1,513,933 or 31.09% from $4,869,300 for the same period in 2005. The increase in revenue is attributable to a broadened customer base.

 Costs of revenue

Costs of revenue increased $225,291 or 14.47% from $1,557,106 for the year ended December 31, 2005 to $1,782,397 for the year ended December 31, 2006. The increase in costs of revenue is attributable to the increase in the number of customers which retained our company for providing professional services and an increase in the volume of the waste we treat.

Operating expenses

Total operating expenses for the fiscal year ended December 31, 2006 was $2,069,279 which represents an increase of $176,239 or 9.31% from $1,893,040 for the same period ended December 31, 2005. The principal reason for the small increase in operating expenses is the increased operating expenses we incurred in recycling products since sales of this type of material increased.

Foreign Currency Translation

The foreign currency translation adjustment for the year ended December 31, 2006 was $272,655 compared to an adjustment of $159,353 for the year ended December 31, 2005. Such a fluctuation was the result of volatility in foreign exchange rates between the U.S. dollar and the RMB for the fiscal year ended December 31, 2006.

Net Income

Net income for 2006 was $2,477,662, an increase of $1,028,343 or 70.95% from $1,449,319 for the same period in 2005. This increase is primarily attributable to the increase in the Company’s revenues during the fiscal year ended December 31, 2006.

Income tax

The Company is not liable for income tax for 2006 as a consequence of a tax exemption granted to it when Dongtai became a Sino-American joint venture in 2005 in connection with the reverse merger transaction it consummated. The Company has accrued income tax expenses of $385,382 for 2005. The Company’s tax-exempt status will continue through the end of 2007. Thereafter, the Company will only be liable to pay 50% of its income taxes for the next three years. According to the newly adopted Enterprise Income Tax Law of the PRC commencing in 2011 the Company will be subject to an enterprise income tax rate of 25%.

Liquidity and Capital Resources

We believe that our primary sources of liquidity are cash flows from operations and existing cash. We intend to use our available funds as working capital and to develop our current lines of business. We anticipate that cash flow provided by operating activities will provide the necessary funds on a short - and long-term basis to meet our operating cash requirements.

Cash and cash equivalents

The Company had cash and cash equivalents of $2.94 million at the beginning of 2006 and at December 31 2006, we had approximate $5.7 million cash and cash equivalents. The Company had cash and cash equivalents of approximately $2.06 million at the beginning of 2005.

Working Capital

As of December 31, 2006, the Company had working capital of $6,044,650 as compared to $3,498,100 as of December 31, 2005. The increase is attributable to cash generated from operations

Cash used by Operating Activities

Cash provided by operating activities totaled $3,562,430 for the year ended December 31, 2006, as compared to cash provided by the operations of $1,300,330 for the twelve months ended December 31, 2005.

We believe that our available funds will provide us with sufficient capital for our operations during at least the next twelve months; however, to the extent that we make acquisitions, we may require additional capital for the acquisition or for the operation of the combined companies. We cannot give any assurance that such funding will be available on terms acceptable to us or at all.

Critical Accounting Policies

We have disclosed in Note 3 to our financial statements those accounting policies that we consider to be significant in determining our results of operations and our financial position. These policies are incorporated by reference herein.

The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. We evaluate our estimates, including those related to bad debts, inventories and warranty obligations, on an ongoing basis. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. The actual results may differ from these estimates under different assumptions or conditions.

The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility  is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred sales.

Property, Plant and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

Bad debts

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from cash on delivery (COD) through a credit term of up to nine to twelve months. Reserves are recorded primarily on a specific identification basis.

Off Balance Sheet Arrangements

Neither the Company nor any of its subsidiaries have engaged in any off-balance sheet transactions since its inception.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

 The following table sets forth information as of the date of this prospectus with respect to the directors and executive officers of the Company.

Name	Positions
Dong Jinqing	Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Director

Li Jun	Chief Operating Officer and Director

Liu Ruiguang	Chief Engineer

Guo Xin	Chief Accounting Officer

Wen Tong	Secretary and Director

Mr. Dong Jinqing, age 50, was appointed the Company’s Chief Executive Officer, Chief Financial Officer and Director in November 2005. Mr. Dong has been the President of Dalian Dongtai Industrial Waste Treatment Co., Ltd. since he founded that company in 1991. Between 1982 and 1991, Mr. Dong worked for the Dalian Environmental Science Academy, being mainly engaged in research concerning the disposal of waste gas, waste water and industrial residue and the evaluation of the environment effects from industrial projects. Mr. Dong graduated from Dalian University of Technology in 1982 with a bachelor’s degree in environmental engineering.

Mr. Li Jun, age 45, was appointed the Company’s Chief Operating Officer and a director of the Company in January 2007. He has served as the Chief Operating Officer of Dalian Dongtai since 1998. From 1982 to 1993 he worked for the Dalian Vacuum Flask Factory and Dalian Yili International Chemical Co. Ltd as the Director of Technology and Chief Production Manager. Mr. Li graduated from Dalian University of Technology in 1982, majoring in environmental engineering.

Mr. Liu Ruiguang, age 46, was appointed as the Company’s Chief Engineer in January 2007. He has served as the Chief Engineer for Dalian Dongtai since 1999. Mr. Liu graduated from Dalian University of Technology in 1982, majoring in basic organic synthesis.

Ms. Guo Xin, age 37, was appointed as the Company’s Chief Accounting Officer in January 2007. She has served as Chief Accounting Officer for Dalian Dongtai since October 2003 and as a manager in Dongtai’s accounting department from April 2002 to October 2003. Ms. Guo graduated from Beijing University of Commerce in 1992 majoring in finance and received her Master's in Public Administration from China's Northeastern University in 2002.

Mr. Wen Tong, age 30, was appointed as the Secretary and a director of the Company in January 2007. Since November 2005 he has served as Deputy Manager of Dalian Dongtai, in charge of financing and investment. From 1998 to 2005, he worked in various capacities for Dalian PAN-CHINA CPA Company, including as the Deputy Director of the Technical Supervising Department. Mr. Wen graduated from Dongbei University of Finance and Economics in 1998, with a major in Accounting and Auditing.

There are no family relationships among our directors or officers.

Board of Directors

      All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. All officers are appointed annually by the board of directors and subject to any existing employment agreement serve at the discretion of the board. Currently, directors receive no compensation for their services to the Company as a director and no director has an employment agreement with the Company.

Committees of the Board of Directors

      Concurrently with having sufficient members and resources, our board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plans which we may adopt and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

      All directors will be reimbursed by the Company for any expenses incurred in attending directors' meetings. We do not currently have officers and directors liability insurance, but are considering applying for such coverage.

EXECUTIVE COMPENSATION

Our executive officers each hold the same position with Dongtai. None of our executive officers receive any compensation for serving as executive officers of the Company. The following table sets forth information concerning cash and non-cash compensation paid by Dongtai to its Chief Executive Officer and the four other most highly compensated employees of Dongtai for the two years ended December 31, 2006.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards	Non-Equity Incentive Plan Compensation (S)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dong Jinqing, CEO, CFO and Director	12/31/2006 12/31/2005	10,740 9,632	40,305 23,858	0 0	0 0	0 0	0 0	51,045 33,490

Li Jun, COO and Director	12/31/2006 12/31/2005	10,013 9,226	36,778 18,597	0 0	0 0	0 0	0 0	46,792 27,823

Liu Ruiguang, Chief Engineer	12/31/2006 12/31/2005	8,761 8,361	25,417 24,690	0 0	0 0	0 0	0 0	34,178 33,051

Guo Xin, Chief Accounting Officer	12/31/2006 12/31/2005	7,051 6,732	16,500 8,197	0 0	0 0	0 0	0 0	23,551 14,930

Tian Hongyi, Director of Marketing Develop-ment	12/31/2006 12/31/2005	7,199 6,758	15,305 9,054	0 0	0 0	0 0	0 0	22,503 15,812
Our executives are eligible to be granted awards of stock options, stock appreciation rights, restricted stock, performance shares, cash awards and other stock based awards under the 2006 Equity Compensation Plan of our parent, CIWT. As of March 31, 2007 no awards have been made to any officer director or employee of the Company under such plan.

There are no current employment agreements between any individuals and the Company or any of its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  As of _____2007, there are a total of 13,220,843 shares of the Company's Common Stock issued and outstanding, all of which are owned by our parent, CIWT. The following table sets forth information with respect to the beneficial ownership of shares our common stock which will be beneficially owned immediately after the consummation of the spinoff by (i) the holders of more than 5% of the shares of common stock outstanding immediately after the spinoff, (ii) each officer or director of the Company who holds shares, and (iii) all officers and directors as a group. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percent of Common Stock Beneficially Owned (2)
Dong Jinqing	9,100,400	68.8%

American Union Securities, Inc. 100 Wall Street, 15th Floor New York, New York 10005	777,500	5.9%

Peter D. Zhou 100 Wall Street, 15th Floor New York, New York 10005	777,500(3)	5.9%

Li Jun	319,900	2.4%

Liu Ruiguan	0	0

Guo Xin	206,600	1.6%

Wen Tong	0	0

All Officers and Directors as a group (5 persons)	9,626,900	72.8%

_______________________

(1) Except as otherwise indicated, the address of each person is Dalian Dongtai Industrial Waste Treatment Co., Ltd., No. 1 Huaihe West Road, E-T-D Zone, Dalian, China 116600.

(2) Based upon 13,220,843 shares of our common stock issued and outstanding as of ___________, 2007. The number of shares of common stock beneficially owned is based on the number of shares of CIWT common stock owned by such person as of ______________, 2007. In the spinoff transaction, CIWT will distribute to its stockholders one share of the Company’s common stock for each share of CIWT common stock owned by such person on the record date for the spinoff.

(3) Includes 777,500 shares owned of record by American Union Securities, Inc., a firm of which Mr. Zhou is the sole share shareholder, a director and the Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have not been any transactions, or series of similar transactions, since the inception of the Company, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer of the Company, nominee for election as a director, any five percent security holder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest.

PLAN OF DISTRIBUTION

Section 15(g) of the Exchange Act

       Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

  We are bearing all costs relating to the registration of the common stock.

LEGAL PROCEEDINGS

 The Company is not currently subject to any litigation.

DESCRIPTION OF SECURITIES

General

      We are authorized to issue 30,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of preferred stock, $.001 par value per share. As of _________________, 2007, there were issued and outstanding 13,220,843 shares of common stock.

  The following summary of the respective rights of holders of our capital stock is qualified in its entirety by reference to our amended certificate of incorporation and by-laws, copies of which are available upon request.

Common Stock

       Subject to the rights of the holders of any preferred stock which may be outstanding, each holder of common stock is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and, in the event of liquidation, dissolution or winding up of the Company, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of all liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or pre-emptive rights to purchase or subscribe for any shares of common stock or other securities of the Company in the event of any subsequent offering. The shares of common stock have no conversion rights, are not subject to redemption and are not subject to further calls or assessments. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and nonassessable.

Preferred Stock

       The Board of Directors is authorized, without any action of the stockholders, to provide for the issuance of one or more series of preferred stock and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of preferred stock. Any series of preferred stock issued may rank senior to the common stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up of the Company. There are no agreements for the issuance of preferred stock and the Board or Directors has no present intent to issue any preferred stock. The existence of authorized but unissued preferred stock may enable the Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights to powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company.

Transfer Agent

       We expect that the transfer agent for our Common Stock will be Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136 Salt Lake City, Utah 84117. Its telephone number is 801-272-9294.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our common stock. We currently plan to apply to have our common stock quoted on the OTC Bulletin Board, subject to the effectiveness of the registration statement of which this prospectus forms a part and also subject to the registration of our common stock under section 12(g) of the Securities Exchange Act of 1934, as amended. However, we can provide no assurance that our shares will be quoted on the OTC Bulletin Board, or that a public market will materialize.

Holders

As of the date of this prospectus, China Industrial Waste Management, Inc. is the sole holder of our common stock.

Outstanding Options, Warrants and Convertible Securities

As of the date of this prospectus, we have no outstanding options, warrants or securities convertible into shares of our common stock.

Rule 144 Shares

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

1.	one percent (1%) of the number of shares of the company’s common stock then outstanding, which, in our case, will equal approximately 132,208 shares as of the date of this prospectus; or

2.	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the Company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, there are no shares of our common stock available for resale to the public in accordance with the requirements of Rule 144 of the Act.

Dividends

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the sole discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors, as our Board of Directors may deem relevant at that time. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the common stock as to the payment of dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

    We have no securities authorized for issuance under Equity Compensation Plans.

LEGAL MATTERS

       Our counsel, Guzov Ofsink, LLC located in New York, New York, is passing upon the validity of the issuance of the shares of Common Stock that are being offered pursuant this prospectus.

EXPERTS

      Child, Van Wagoner & Bradshaw, PLLC, independent certified public accountants, located at 5296 South Commerce Drive, Suite 300, Salt Lake City, Utah 84107, have audited our financial statements included in this registration statement to the extent, and for the periods, set forth in its report. We have relied upon such report, given upon the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Pursuant to Article V of the By-laws of the Company, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC with respect to the distribution of the shares of common stock as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov . Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information contained on any website referenced in this prospectus is not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

After the distribution, we will become subject to the information and reporting requirements of the Securities and Exchange Act of 1934 (the “Exchange Act”) and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

c/o Dalian Dongtai Industrial Waste Treatment Co., Ltd.
No. 1 Huaihe West Road
E-T-D Zone, Dalian, China 116600
011-86-411-82595339
Attn: Corporate Secretary

    You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

DONTECH WASTE SERVICES  INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Audit Committee
DONTECH WASTE SERVICES INC.
Dalian, People’s Republic of China

We have audited the consolidated balance sheets of  DONTECH WASTE SERVICES  INC. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DONTECH WASTE SERVICES INC. as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 28, 2007

DONTECH WASTE SERVICES  INC.

CONSOLIDATED BALANCE SHEETS
(In U.S. dollars)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$5,713,925	$2,944,179
Trade accounts receivable, net	151,144	281,761
Other receivables	35,999	115,417
Inventory	602,944	410,084
Advances to suppliers	374,046	16,502
Prepaid expense	20,490	22,304

Total current assets	6,898,548	3,790,247

Investment	322,717	-
Property, plant & equipment	3,927,746	3,330,937
Less: Accumulated depreciation	(1,487,545)	(1,162,259)
Net property, plant and equipment	2,440,201	2,168,678
Construction in progress	202,974	220,474
Land usage right, net of accumulated amortization	1,524,319	1,509,159
Related party receivable	231,793	281,851

Total assets	$11,620,552	$7,970,409

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$92,255	$108,213
Tax payable	6,346	-
Deferred sales	455,548	-
Accrued expenses	15,768	-
Other payable	283,981	183,934
Total current liabilities	853,898	292,147

Minority interest in subsidiary	1,096,568	767,826

Stockholders' equity
Preferred stock: par value $.001; 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock: par value $.001; 30,000,000 shares authorized; 13,220,843 shares issued and outstanding	13,221	13,221
Additional paid-in capital	1,952,634	1,943,301
Other comprehensive income	432,008	159,353
Retained earnings	7,272,223	4,794,561
Total stockholders' equity	9,670,086	6,910,436

Total liabilities and stockholders' equity	$11,620,552	$7,970,409

See notes to Consolidated Financial Statements.

DONTECH WASTE SERVICES  INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In U.S. dollars)

	Years ended December 31,
	2006	2005
Revenue	$6,383,233	$4,869,300
Costs of revenue (including depreciation)	1,782,397	1,557,106
Gross profit	4,600,836	3,312,194

Operating expenses
Selling expenses	599,691	197,355
General and administrative expenses	1,469,588	1,695,685
Total operating expenses	2,069,279	1,893,040

Income from operations	2,531,557	1,419,154

Other income (expense)
Interest income	25,397	27,053
Other income	206,030	564,293
Other expense	(11,803)	(14,764)
Total other income (expense)	219,624	576,582
Net income before minority interest and income tax	2,751,181	1,995,736

Income tax (benefit)	626	385,382

Net income after income tax	2,750,555	1,610,354

Minority interest	272,893	161,035

Net income	$2,477,662	$1,449,319

Foreign currency translation adjustment	272,655	159,353

Comprehensive income	$2,750,317	$1,608,672

Basic and diluted earnings per share	$0.19	$0.11

Basic and diluted weighted average shares outstanding	13,220,843	13,220,843

See notes to Consolidated Financial Statements.

DONTECH WASTE SERVICES  INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(In U.S. dollars)

	Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid In Capital	Other Comprehensive Income	Retained Earnings	Total Stockholders' Equity
Shares issued on recapitalization		$-	13,220,843	$13,221	$1,943,301	$-	$3,997,416	$5,953,938
Change in foreign currency translation gain						159,353		159,353
Net Income for the year ended December 31, 2005							1,449,319	1,449,319
Dividend paid							(652,174)	(652,174)
Balance December 31, 2005	-	-	13,220,843	13,221	1,943,301	159,353	4,794,561	6,910,436
S8 shares issued for services					9,333			9,333
Capital contributed by minority interest holders								-
Change in foreign currency translation gain						272,655		272,655
Net Income for the year ended December 31, 2006							2,477,662	2,477,662
Balance December 31, 2006	-	$-	13,220,843	$13,221	$1,952,634	$432,008	$7,272,223	$9,670,086

DONTECH WASTE SERVICES  INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars)

	Years ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$2,477,662	$1,449,319
Adjustments to reconcile net income to net cash
provided by operating activities:
Minority interest	272,893	161,035
Depreciation	281,676	250,319
Amortization	34,829	39,202
Bad debt allowance	34,238	503
Stock issued for services	9,333	-
Changes in operating assets and liabilities:
Disposal of investment	-	(192,674)
Accounts receivable	132,087	(167,788)
Inventory	(176,167)	(400,678)
Other receivables	76,059	(413)
Advance to suppliers	(125,575)	115,872
Prepaid expense	2,519	(21,978)
Prepaid sales	463,551	-
Accounts payable & other payables	73,083	213,735
Tax payables	6,242	(146,124)
Net cash provided by operating activities	3,562,430	1,300,330

Cash flows from investing activiies
Equity investment	(317,400)	-
Purchase of property and equipment	(477,351)	(130,386)
Construction contracts	(201,056)	(54,335)
Due from related party	35,267	71,674
Proceeds on sale of equity investments	-	360,562
Net cash provided by (used in) investing activities	(960,540)	247,515

Cash flows from financing activities
Minority investment in subsidiary	25,191	-
Dividend paid to shareholders	-	(724,638)
Net cash used in financing activities	25,191	(724,638)

Effect of exchange rate on cash	142,665	57,280

Net increase in cash and cash equivalents	2,769,746	880,487

Cash and cash equivalents, beginning of period	2,944,179	2,063,692
Cash and cash equivalents, end of period	$5,713,925	$2,944,179

Supplemental cash flow information:
Cash paid during the year for:
Interest	$-	$-
Income taxes	626	385,382

See notes to Consolidated Financial Statements.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

The consolidated financial statements are those of DonTech Waste Services Inc., a Delaware corporation formerly known as Dalian Acquisition Corp. (the “Company”) and its majority owned subsidiaries. When the terms “the Company,” “we,” “us” or “our” are used in this document, those terms refer to DonTech Waste Services Inc., and its consolidated subsidiaries. When we use the term “DonTech,” we are referring only to the parent holding company.

DonTech is a holding company which conducts its business through its 90% owned subsidiary, Dalian Dongtai Industry Waste Treatment Co. Ltd. (“Dongtai”), a joint venture under the laws of the People’s Republic of China (“ PRC”).

Dongtai was incorporated on January 9, 1991. Dongtai is located in the Economic and Technology Development Zone, Dalian, PRC and is engaged in the collection, treatment, disposal and recycling of industrial waste in China. Dongtai recovers all types of industrial wastes which can be used as raw material to produce chemical and metallurgy products. Dongtai provides incineration, burial, and water treatment services. Dongtai also provides services for environmental protection, technology consultation, pollution treatment, and waste management process design.

As of December 31, 2006, Dongtai has one subsidiary - Liaoyang Dongtai Industrial Waste Treatment Co. Ltd. (“Liaoyang Dongtai”). Liaoyang Dongtai was incorporated on March 22, 2006. Dongtai has a 60% interest in this subsidiary. Liaoyang Dongtai is located in Liaoyang, PRC and is engaged in the business of the collection, treatment, disposal and recycling of industrial waste.

China Industrial Waste Management, Inc. was incorporated in the State of Delaware on August 16, 2005. On September 22, 2005, that corporation acquired 90% of the outstanding shares of Dongtai from its shareholders in exchange for 1,280,000 shares of the corporation’s common stock, representing 100% of the issued and outstanding shares of its common stock at the date of the acquisition.

The exchange of shares with shareholders of Dongtai was accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of Dongtai obtained control of the combined company. Accordingly, the merger of the two companies was recorded as a recapitalization of Dongtai, with Dongtai being treated as the continuing entity. The historical financial statements presented herein are of Dongtai and subsidiaries. Pro forma financial statements are not presented as the amounts are insignificant.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations (continued)

On November 11, 2005, China Industrial Waste Management, Inc. and its shareholders entered into an Agreement and Plan of Merger with DonTech, which closed on November 11, 2005. Pursuant to the agreement, China Industrial Waste Management, Inc. merged into DonTech. The merger of China Industrial Waste Management, Inc. into DonTech was accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of China Industrial Waste Management, Inc. obtained control of DonTech. Accordingly, the merger was recorded as a recapitalization of DonTech, with DonTech being treated as the continuing entity. The financial statements of the legal acquiree (DonTech) are not significant. Therefore, no pro forma financial information is submitted.

2. Basis of Presentation

The accompanying consolidated financial statements include the accounts of DonTech Waste Services Inc. (formerly, Dalian Acquisition Corp.), a Delaware corporation, its 90% owned subsidiary, Dalian Dongtai Industrial Waste Treatment Co., Ltd., a PRC company, and its 60% indirectly owned subsidiary, Liaoyang Dongtai Industrial Waste Treatment Co. Ltd., a PRC company. All material inter-company accounts and transactions have been eliminated in consolidation.

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). This basis differs from that used in the statutory accounts of the Company, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3. Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Foreign currency translation

As of December 31, 2006 and 2005, the accounts of the Company were maintained, and the consolidated financial statements were expressed in the Chinese Yuan Renminbi (“RMB”). Such consolidated financial statements were translated into U.S. dollars (“USD”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation,” with the RMB as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholders’ equity was translated at the historical rates and the statement of operations items were translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.”

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash on deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts and other receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. Allowance for uncollectible accounts as of December 31, 2006 is $20,550.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from COD through a credit term of up to nine to twelve months. Reserves are recorded primarily on a specific identification basis.

Advances to suppliers

The Company makes advances to certain vendors for purchase of its material or equipment. The advances to suppliers are interest free and unsecured.

The Company is in the process of expanding and advancing its facilities, creating a need to increase the advanced payment for the purchase of machinery and the building of a new plant, resulting in an advance to suppliers balance of $374,046 at December 31, 2006.

Inventory

Inventories are stated at the lower of cost, as determined on a first-in, first-out basis, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Property, equipment and construction in progress

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Buildings	30 Years
Machinery	10 Years
Vehicles	8 Years
Office equipment	5 Years

Construction in progress consists of the design expenses, architect fee and cost of the equipment to treat waste.

Long-term investment

Long-term investment are recorded at cost, for either we acquire less than 20% equity of the invested company or the investment and its financial impact on consolidated financial statements isn’t significant.

As of December 31, 2006, Dongtai has made an investment in a company engaged in the same industry as Dongtai, namely Dongtai Water Recycling. The $322,717 equity investment in Dongtai Water Recycling has been recorded at cost.

Dongtai Water Recycling Company was incorporated on July, 2006. Dongtai acquired 18% of the equity in such company. Dongtai Water Recycling is a Build-Operate-Transfer (BOT) project, designed to process polluted water generated by the city of Dalian.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Asset impairments

We monitor the carrying value of our long-lived assets for potential impairment and test the recoverability of such assets whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Typical indicators that an asset may be impaired include:

• A significant decrease in the market price of an asset or asset group;

• A significant adverse change in the extent or manner in which an asset or asset group is being used or in its physical condition;

• A significant adverse change in legal factors or in the business climate that could affect the value of an asset or asset group, including an adverse action or assessment by a regulator;

• An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

• Current period operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or

• A current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

If any of these or other indicators occurs, the asset is reviewed to determine whether there has been an impairment. An impairment loss is recorded as the difference between the carrying amount and fair value of the asset. If significant events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, we perform a test of recoverability by comparing the carrying value of the asset or asset group to its undiscounted expected future cash flows. If cash flows cannot be separately and independently identified for a single asset, we will determine whether an impairment has occurred for the group of assets for which we can identify the projected cash flow. If the carrying values are in excess of undiscounted expected future cash flows, we measure any impairment by comparing the fair value of the asset or asset group to its carrying value. Fair value is determined by either an internally developed discounted projected cash flow analysis of the asset or asset group or an actual third-party valuation. If the fair value of an asset or asset group is determined to be less than the carrying amount of the asset or asset group, an impairment in the amount of the difference is recorded in the period that the impairment indicator occurs and is included in the “(Income) expense from divestitures, asset impairments and unusual items” line item in our Consolidated Statement of Operations.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Intangible assets

Intangible assets consist of “Rights to use land and build a plant” for fifty years and “Rights of use landfill” for twenty years. The methods to amortize intangible assets are a fifty year straight-line method and a twenty year straight-line method for landfill. The Company also evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors, including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Net intangible assets on December 31, 2006 were $1,524,319. Such assets consist entirely of a right to use land of $1,664,753 less accumulated amortization of $140,434.

Amortization expense for the Company’s intangible assets for the year ended December 31, 2006 and 2005 totaled $34,829 and $39,202, respectively.

Minority interest

Minority interest represents the minority owners’ 10% equity interest in Dongtai and their 40% interest in Liaoyang Dongtai.

Fair value of financial instruments

Statements of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104.

Our revenues are generated from the fees we charge for waste collection, transfer, disposal and recycling services and the sale of recycled commodities. The fees charged for our services are generally defined in our service agreements and vary based on contract specific terms such as frequency of service, weight, volume and the general market factors influencing a industry’s rates. We generally recognize revenue as services are performed or products are delivered.

Deferred sales consist of contracts for which the fees have been collected but revenue has not yet been recognized in accordance with the revenue recognition policy. At December 31, 2006 deferred sales amounted to $455,548.

Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the year ended December 31, 2006 and 2005 were immaterial.

Stock-based compensation

In December 2004, the FASB issued SFAS No.123(R) which prescribes accounting and reporting standards for all stock based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123(R) requires compensation expense to be recorded using the fair value method.

Income taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to realized.

The Company is subject to the PRC Enterprise Income Tax at a rate of 30% percent on its net income. According to a PRC ruling, any joint venture with foreign investment will get special tax exempt treatment for the first two years. The Company received tax exempt treatment for the year ending December 31, 2006.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Basic and diluted net earnings per share

Earnings per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 (“SFAS No. 128), “Earnings Per Share”. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Contingent liabilities

We estimate the amount of potential exposure we may have with respect to claims, assessments and litigation in accordance with SFAS No. 5. We are party to pending or threatened legal proceedings covering a wide range of matters in various jurisdictions. It is not always possible to predict the outcome of litigation, as it is subject to many uncertainties. Additionally, it is not always possible for management to make a meaningful estimate of the potential loss or range of loss associated with such litigation.

Subsequent events

On March 2, 2007, the Company purchased for $1,271,077, 49% of the equity of a newly formed company named Dongtai Organic Waste Treatment Company. Dongtai Organic Waste Treatment Company is a BOT project, engaged in municipal sludge treatment. That company will operate for the next 20 years. The fees for treating sludge will be paid by the local government at a predetermined price on a periodic basis.

4. Inventory

Our inventory consists of raw materials and recycled commodities as follows:

	2006	2005
Raw materials	221,225	261,092
Recycled commodities	381,719	148,992
	602,944	410,084

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Property and equipment

Property and equipment at December 31 consisted of the following:

	2006	2005
Land and building	$1,895,238	$1,833,827
Machinery equipment	1,129,566	824,153
Office equipment	352,858	354,179
Vehicles	550,084	318,778
	3,927,746	3,330,937
Less: Accumulated depreciation	(1,487,545)	(1,162,259)
	$2,440,201	$2,168,678

6. Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income were as follows:
	December 31,
	2006	2005
Cumulative translation adjustment of foreign currency statements	$272,655	$159,353

7. Shareholders’ equity

On October, 2005, the Company issued to its stockholders 200 shares of the Company's Common Stock. Prior to being spun off by its parent the Company is obligated to issue an additional 13,220,843 shares to is parent in order to accommodate the spinoff. The contemplation of this transaction has been accounted for as a forward stock split and retroactive effect has been provided for in the balance sheets, statements of stockholders’ equity and earnings per share calculations in accordance with SAB Topic 4(C).

8. Statutory Common Welfare Fund

As stipulated by the Company Law of the PRC as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

a.	Making up cumulative prior years’ losses, if any
b.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

c.
Allocations of 5 -10% of income after tax, as determined under PRC accounting rules and regulations to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

d.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Earnings Per Share

Basic earnings per common share (“EPS”) are calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants, using the treasury stock method. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table:

	Years ended December 31,
	2006	2005
NUMERATOR FOR BASIC AND DILUTED EPS
Net income to common stockholders	$2,477,662	$1,449,319

DENOMINATOR FOR BASIC EPS
Weighted average shares of common stock outstanding	13,220,843	13,220,843
EPS - Basic	$0.19	$0.11

DENOMINATOR FOR FULLY DILUTED EPS
Weighted average shares of common stock outstanding	13,220,843	13,220,843
Dilutive securities	-	-
Weighted average common shares and warrants outstanding	13,220,843	13,220,843
EPS - Fully diluted	$0.19	$0.11

10. Current vulnerability due to certain concentrations

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversions and remittance abroad, and rates and methods of taxation, among other things.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Recently issued accounting pronouncements

In February, 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company expects that the Statement will have no material impact on its consolidated financial statements.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” —an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Group recognize in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The Group is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

DonTech Waste Services  Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Recently issued accounting pronouncements (continued)

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Group’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Management does not expect that the adoption of SAB No.108 would have a material effect on the Company’s consolidated financial statements.

12. Related parties

Dalian Bofa Chemical Material Company (“Bofa”), a company controlled by the majority shareholder of the Company’s parent company, sells part of the products recycled by Dongtai, the subsidiary of the Company. Our total sales to Bofa were $1,235,825 and $668,728 respectively, for the years ended December 31, 2006 and 2005.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

Pursuant to Article V, Section 1 of our By-Laws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.
Section

Item 25. Other Expenses of Issuance and Distribution

SEC Registration Fee		$974.12
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Printing and Engraving Costs	$	*
Total
*to be supplied by amendment

All amounts other than the SEC registration fee are estimates. We will pay all of the expenses of the offering, except that the selling stockholders will pay all brokerage or other commissions or other costs of sale.

Item 26. Recent Sales of Unregistered Securities

On November 10, 2005 the Company issued 200 shares of its common stock to China Industrial Waste Management, Inc. (then known as Goldtech Mining Corporation) for nominal consideration. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On ____________ , 2007 the Company issued an additional 13,220,643 shares of its common stock to its sole stockholder, China Industrial Waste Management, Inc. in a forward stock split made in preparation for the spinoff of such shares to the stockholders of China Industrial Waste Management, Inc. The issuance was exempt from registration under Section 4(2) of the Securities Act.

Item 27. Exhibits.

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of the Company*

3.2	Certificate of Amendment to Articles of Incorporation.*

3.3	By-laws of the Company*

5.1	Opinion of Guzov Ofsink, LLC**

10.1	2006 Equity Incentive Compensation Plan of China Industrial Waste Management, Inc. (“CIWT”). Incorporated by reference to Appendix A to the Definitive Information Statement filed by CIWT on March 31, 2006.

21.1	Subsidiaries of the Registrant*

23.1	Consent of Guzov Ofsink, LLC (contained in Exhibit 5.1)**

23.2	Consent of Child, Van Wagoner & Bradshaw PLLC*

*Filed herewith.
** To be filed by amendment

Item 28. Undertakings

    The undersigned registrant hereby undertakes:

    1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

    2.             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.             To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dalian, People's Republic of China on May 14, 2007.

DONTECH WASTE SERVICES INC.

By:	/s/ Dong Jinqing
Dong Jinqing
Chief Executive Officer and Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Dong Jinqing	Chief Executive Officer (Principal Executive Officer),	May 14, 2007
Dong Jinqing	Chairman of the Board, Chief Financial Officer and
Director
/s/ Li Jun	Chief Operating Officer and Director	May 14, 2007
Li Jun

/s/ Wen Tong	Secretary and Director	May 14, 2007
Wen Tong

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